Exhibit 99.1

FINAL: For Release

NEW YORK & COMPANY, INC. ANNOUNCES FOURTH QUARTER AND

FISCAL YEAR 2012 RESULTS

~ Comparable Store Sales Increase 2.3% ~

~ Q4 GAAP Operating Profit Improves by $21M vs. LY ~

~ Q4 Adjusted Operating Profit Improves by $17M vs. LY ~

New York, New York — March 21, 2013 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 519 retail stores, today announced results for the fourth quarter and full fiscal year ended February 2, 2013 (“fiscal year 2012”).

Fourth Quarter Fiscal Year 2012 Results:

•                  Net sales were $291.8 million, as compared to $271.8 million in the year-ago period.  The Company noted that fiscal year 2012 included 53 weeks versus fiscal year 2011 with the additional week occurring in the fourth quarter.

•                  Comparable store sales increased 2.3% compared to a decrease of 6.3% in the prior year fourth quarter.  All comparable store sales figures are based on a 52-week comparable time period.

As previously disclosed, during the fourth quarter of fiscal year 2012, the Company determined it had adequate information on historical redemption patterns for merchandise credits and utilized this to revise its estimates of redemption rates and the period over which breakage income is recognized, which resulted in a $4.3 million benefit to net sales, gross margin and operating income.  All comparable store sales figures and “non-GAAP” figures referred to in this release exclude this benefit. Please refer to the “Reconciliation of GAAP to Non-GAAP Financial Measures” in Exhibit 5 of this press release.

•                  Operating income was $10.6 million reflecting a significant improvement from the prior year’s fourth quarter operating loss of $10.8 million. On a non-GAAP basis, the Company’s adjusted operating income was $6.2 million.  Operating income on a GAAP and non-GAAP basis exceeded the high-end of the Company’s increased guidance provided on February 12, 2013.

•                  Net income increased to $10.5 million, or $0.17 per diluted share. On a non-GAAP basis, the Company’s adjusted net income was $6.2 million, or $0.10 per diluted share.  This compares to a net loss in the prior year fourth quarter of $10.9 million, or $0.18 per diluted share.

•                  The Company continued to provide for adjustments to the deferred tax valuation allowance offsetting any tax provisions or benefits resulting in a 0% effective tax rate.

•                  Total year-end inventories were flat compared to last year-end.

•                  The Company ended the year with $60.9 million of cash-on-hand with no outstanding borrowings under its credit facility.

Gregory Scott, New York & Company’s CEO, stated:  “We capped fiscal year 2012 with solid fourth quarter results that included increased sales, positive comparable store sales, significant gross margin expansion and a dramatic improvement in our operating results.  Our performance was driven by strong progress made against our strategic initiatives — our Six Keys to Success — which provides a strong foundation for us to continue to improve our operating results in 2013.”

Fiscal Year 2012 Results:

•                  The Company opened 18 new Outlet stores, remodeled 13 existing stores, and closed 31 stores, ending the year with 519 stores, including 44 Outlet stores, and 2.7 million selling square feet in operation.

•                  Net sales were $966.4 million compared to net sales of $956.5 million for fiscal year 2011.

•                  Comparable store sales increased 0.1% versus a decrease of 3.3% in fiscal year 2011.

•                  Operating income was $2.3 million. On a non-GAAP basis, the Company’s adjusted operating loss was $2.1 million reflecting a significant improvement from the prior year’s operating loss of $35.6 million.

•                  Net income was $2.1 million, or $0.03 per diluted share. On a non-GAAP basis, the Company’s adjusted net loss for fiscal year 2012 was $2.2 million, or $0.04 per diluted share. This compares to a net loss of $38.9 million, or $0.64 per diluted share, for fiscal year 2011.

Outlook

The Company’s expectations for the first quarter of fiscal year 2013 reflect softer than anticipated business in February due to a significant reduction in traffic driven by a combination of factors including challenging macroeconomic conditions affecting consumer spending and unfavorable weather conditions versus last year.  The Company notes that while February was disappointing, it is entering its peak selling periods later in the first quarter — Easter and pre-Mother’s Day.  The Company’s guidance also encompasses improved March month-to-date trends versus February.

•                  Net sales for the first quarter of fiscal year 2013 are expected to decrease in the low single-digit range.  This includes the impact of 27 fewer stores in operation since the first quarter of fiscal year 2012.  Comparable store sales on a shifted basis are expected to be down in the low to mid single-digit range.

•                  The Company expects merchandise margin to be approximately flat.   Fixed occupancy costs are expected to deleverage based on lower sales versus last year.  As a result, gross margin is expected to decrease 100 to 250 basis points versus the first quarter of last year.

•                  Selling, general and administrative expenses are expected to be down slightly in dollars and flat to up slightly as a percentage of net sales versus the prior year’s first quarter.

•                  The operating loss for the first quarter of fiscal year 2013 is projected to range between $2 million and $8 million.

•                  The Company expects the effective tax rate to be 0%.  As previously announced, the Company continues to provide for adjustments to the deferred tax valuation allowance offsetting any tax provisions or benefits resulting in a 0% effective tax rate.

•                  The Company expects inventory levels at the end of the first quarter of fiscal year 2013 to be down in the mid single-digit range as compared to the prior year.

•                  The Company does not anticipate the need to borrow against its revolving credit facility during the first half of fiscal year 2013.

•                  Capital expenditures are expected to be approximately $6.0 million for the first quarter of fiscal year 2013, as compared to $5.9 million in the prior year’s first quarter, reflecting anticipated store remodels and investments in information technology and eCommerce.  For fiscal year 2013, capital expenditures are expected to be in the range of $22.0 million to $25.0 million, as compared to $18.1 million in fiscal year 2012.  Depreciation expense for the first quarter of fiscal year 2013 is estimated at approximately $9.0 million.  For fiscal year 2013, depreciation expense is expected to be approximately $34.0 million.

•                  During the first quarter of fiscal year 2013, the Company expects to open one new Outlet store, remodel four existing locations, and close six stores, ending the first quarter of fiscal year 2013 with 514 stores, including 45 Outlet stores.  For fiscal year 2013, the Company expects to open between 8 to 12 new Outlet stores, remodel 10 to 15 existing locations, and close between 30 and 36 stores, ending the year with between 491 and 501 stores, including 52 to 56 Outlet stores.

Mr. Scott concluded, “We believe we have the right strategies in place to deliver improved operating performance in fiscal 2013, while making strategic investments in key areas of our business.  Our entire organization is dedicated to the successful execution of our 2013 Keys to Success, which are:  maximize sales and profitability during peak traffic times of the year; increase brand awareness and drive traffic to our stores; maintain our dominance in wear-to-work while furthering our opportunity in the pant and denim category; reduce markdowns through business process improvements; invest in technology to seamlessly integrate all business channels — ultimately delivering a compelling omni-channel customer experience; and continue to expand our growing eCommerce and Outlet businesses.”

Conference Call Information

A conference call to discuss the fourth quarter and fiscal year 2012 results is scheduled for today Thursday, March 21, 2013 at 4:30 pm Eastern Time.  Investors and analysts interested in participating in the call are invited to dial 888-364-3109, referencing conference ID number 3784318, approximately ten minutes prior to the start of the call.  The conference call will also be web-cast live at www.nyandcompany.com.  A replay of this call will be available beginning at 7:30 pm ET on March 21, 2013 until midnight on March 28, 2013 and can be accessed by dialing 877-870-5176 and entering conference ID number 3784318.

About New York & Company, Inc.

New York & Company, Inc. is a leading specialty retailer of women’s fashion apparel and accessories, and the modern wear-to-work destination for women, providing perfectly fitting pants and NY Style that is feminine, polished, on-trend and versatile. The Company’s proprietary branded New York & Company® merchandise is sold exclusively through its national network of retail stores and eCommerce store at www.nyandcompany.com. The Company currently operates 519 retail stores in 43 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

New York & Company, Inc.

Suzanne Rosenberg

Director, Investor Relations

212-884-2140

Investor/Media Contact:

ICR, Inc.

(203) 682-8200

Investor: Allison Malkin

Forward-looking Statements

This press release contains certain forward looking statements within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Some of these statements can be identified by terms and phrases such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue,” “could,” “may,” “plan,” “project,” “predict,” and similar expressions and references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to: (i) the impact of general economic conditions and their effect on consumer confidence and spending patterns; (ii) changes in the cost of raw materials, distribution services or labor; (iii) the potential for current economic conditions to negatively impact the Company’s merchandise vendors and their ability to deliver products; (iv) the Company’s ability to open and operate stores successfully; (v) seasonal fluctuations in the Company’s business; (vi) the Company’s ability to anticipate and respond to fashion trends; (vii) the Company’s dependence on mall traffic for its sales; (viii) competition in the Company’s market, including promotional and pricing competition; (ix) the Company’s ability to retain, recruit and train key personnel; (x) the Company’s reliance on third parties to manage some aspects of its business; (xi) the Company’s reliance on foreign sources of production; (xii) the Company’s ability to protect its trademarks and other intellectual property rights; (xiii) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xiv) the effects of government regulation; (xv) the control of the Company by its sponsors and any potential change of ownership of those sponsors; and (xvi) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward looking statements included in this press release to reflect any future events or circumstances.

Exhibit (1)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	14-weeks ended February 2, 2013	% of net sales	13-weeks ended January 28, 2012	% of net sales
Net sales	$291,758	100.0%	$271,837	100.0%

Cost of goods sold, buying and occupancy costs	210,133	72.0%	212,643	78.2%

Gross profit	81,625	28.0%	59,194	21.8%

Selling, general and administrative expenses	71,075	24.4%	70,002	25.8%

Operating income (loss)	10,550	3.6%	(10,808)	(4.0)%

Interest expense, net of interest income	92	—%	122	—%

Income (loss) before income taxes	10,458	3.6%	(10,930)	(4.0)%

Benefit for income taxes	(22)	—%	(40)	—%

Net income (loss)	$10,480	3.6%	$(10,890)	(4.0)%

Basic earnings (loss) per share	$0.17		$(0.18)

Diluted earnings (loss) per share	$0.17		$(0.18)

Weighted average shares outstanding:
Basic shares of common stock	61,742		61,189
Diluted shares of common stock	62,341		61,189

Selected operating data:
(Dollars in thousands, except square foot data)
Comparable store sales increase (decrease)	2.3%		(6.3)%
Net sales per average selling square foot (a)	$105		$94
Net sales per average store (b)	$553		$506
Average selling square footage per store (c)	5,251		5,401

(a)         Net sales per average selling square foot is defined as net sales divided by the average of beginning and end of period selling square feet.

(b)         Net sales per average store is defined as net sales divided by the average of beginning and end of period number of stores.

(c)         Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (2)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	53-weeks ended February 2, 2013	% of net sales	52-weeks ended January 28, 2012	% of net sales
Net sales	$966,434	100.0%	$956,456	100.0%

Cost of goods sold, buying and occupancy costs	701,613	72.6%	734,838	76.8%

Gross profit	264,821	27.4%	221,618	23.2%

Selling, general and administrative expenses	262,569	27.2%	257,188	26.9%

Operating income (loss)	2,252	0.2%	(35,570)	(3.7)%

Interest expense, net of interest income	360	—%	495	0.1%

Loss on modification and extinguishment of debt	—	—%	144	—%

Income (loss) before income taxes	1,892	0.2%	(36,209)	(3.8)%

(Benefit) provision for income taxes	(208)	—%	2,728	0.3%

Net income (loss)	$2,100	0.2%	$(38,937)	(4.1)%

Basic earnings (loss) per share	$0.03		$(0.64)

Diluted earnings (loss) per share	$0.03		$(0.64)

Weighted average shares outstanding:
Basic shares of common stock	61,516		60,824
Diluted shares of common stock	62,164		60,824

Selected operating data:
(Dollars in thousands, except square foot data)
Comparable store sales increase (decrease)	0.1%		(3.3)%
Net sales per average selling square foot (a)	$345		$324
Net sales per average store (b)	$1,837		$1,758
Average selling square footage per store (c)	5,251		5,401

(a)         Net sales per average selling square foot is defined as net sales divided by the average of beginning and end of period selling square feet.

(b)        Net sales per average store is defined as net sales divided by the average of beginning and end of period number of stores.

(c)          Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (3)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(Amounts in thousands)	February 2, 2013	January 28, 2012
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$60,933	$50,787
Accounts receivable	8,216	7,269
Income taxes receivable	488	477
Inventories, net	80,198	81,328
Prepaid expenses	21,467	21,057
Other current assets	954	968
Total current assets	172,256	161,886

Property and equipment, net	97,960	115,280
Intangible assets	14,879	14,879
Deferred income taxes	6,755	6,796
Other assets	830	950
Total assets	$292,680	$299,791
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$74,410	$72,297
Accrued expenses	51,158	55,146
Income taxes payable	989	3,064
Deferred income taxes	6,755	6,796
Total current liabilities	133,312	137,303

Deferred rent	48,834	57,127
Other liabilities	4,282	5,256
Total liabilities	186,428	199,686

Total stockholders’ equity	106,252	100,105
Total liabilities and stockholders’ equity	$292,680	$299,791

Exhibit (4)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)	53-weeks ended February 2, 2013	52-weeks ended January 28, 2012
	(Unaudited)	(Audited)

Operating activities
Net income (loss)	$2,100	$(38,937)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	34,909	38,418
Loss from impairment charges	556	3,055
Amortization of deferred financing costs	119	167
Write-off of unamortized deferred financing costs	—	144
Share-based compensation expense	3,868	3,719
Changes in operating assets and liabilities:
Accounts receivable	(947)	2,487
Income taxes receivable	(11)	50
Inventories, net	1,130	734
Prepaid expenses	(410)	(350)
Accounts payable	2,113	(1,314)
Accrued expenses	(3,988)	(9,056)
Income taxes payable	(2,075)	2,804
Deferred rent	(8,293)	(9,735)
Other assets and liabilities	(1,691)	(740)
Net cash provided by (used in) operating activities	27,380	(8,554)

Investing activities
Capital expenditures	(18,144)	(12,158)
Insurance recoveries	815	—
Net cash used in investing activities	(17,329)	(12,158)

Financing activities
Proceeds from borrowings under revolving credit facility	—	14,000
Repayment of borrowings under revolving credit facility	—	(14,000)
Repayment of debt	—	(7,500)
Payment of financing costs	—	(595)
Proceeds from exercise of stock options	95	2,202
Net cash provided by (used in) financing activities	95	(5,893)

Net increase (decrease) in cash and cash equivalents	10,146	(26,605)
Cash and cash equivalents at beginning of period	50,787	77,392
Cash and cash equivalents at end of period	$60,933	$50,787

Exhibit (5)

New York & Company, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

A reconciliation of the Company’s GAAP to non-GAAP gross margin, operating income (loss), net income (loss) and earnings (loss) per diluted share for the 14-weeks and 53-weeks ended February 2, 2013 are indicated below.  This information reflects, on a non-GAAP adjusted basis, the Company’s operating results after excluding the effect of a $4.3 million favorable adjustment reflecting breakage income from unused merchandise credits. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding earnings that the Company believes are not indicative of the Company’s continuing operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, measures of financial performance prepared in accordance with GAAP.

	14-weeks ended February 2, 2013
(Amounts in thousands, except per share amounts)	Gross margin	Operating income	Net income	Earnings per diluted share
GAAP as reported	$81,625	$10,550	$10,480	$0.17
Adjustments affecting comparability
Breakage income related to merchandise credits(1)	(4,325)	(4,325)	(4,325)	(0.07)
Non-GAAP as adjusted	$77,300	$6,225	$6,155	$0.10

	53-weeks ended February 2, 2013
(Amounts in thousands, except per share amounts)	Gross margin	Operating income (loss)	Net income (loss)	Earnings (loss) per diluted share
GAAP as reported	$264,821	$2,252	$2,100	$0.03
Adjustments affecting comparability
Breakage income related to merchandise credits(1)	(4,325)	(4,325)	(4,325)	(0.07)
Non-GAAP as adjusted	$260,496	$(2,073)	$(2,225)	$(0.04)

(1)  The tax effect of the $4.3 million benefit is offset by a full valuation allowance against deferred tax assets.